                                                                Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

eToys Inc.

     We have audited the accompanying balance sheets of eToys Inc. as of March 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eToys Inc. as of March 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                       Ernst & Young LLP

Los Angeles, California
May 3, 1999
                                   eTOYS INC.

                                 BALANCE SHEETS


                                                                                                                  PRO FORMA
                                                                                                                STOCKHOLDERS'
                                                                                                                 EQUITY AT
                                                                                 MARCH 31,       MARCH 31,         MARCH 31,
                                                                                    1998            1999        1999(UNAUDITED)
                                                                                    ----            ----        ---------------
ASSETS
Current assets:
   Cash and cash equivalents............................................        $1,552,000      $20,173,000
   Inventories..........................................................           224,000        5,067,000
   Prepaid expenses and other current assets............................            35,000        1,577,000
Total current assets....................................................         1,811,000       26,817,000
Property and equipment:
   Equipment............................................................           155,000        1,393,000
   Furniture and fixtures...............................................             8,000           10,000
   Leasehold improvements...............................................            15,000          371,000
   Assets under capital lease...........................................                --          731,000
                                                                                   178,000        2,505,000
   Accumulated depreciation and amortization............................           (18,000)        (369,000)
                                                                                   160,000        2,136,000
Goodwill (net of accumulated amortization of $319,000 at
   March 31, 1999)......................................................           956,000          637,000
Other assets............................................................                --        1,076,000
Total assets............................................................        $2,927,000      $30,666,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable.....................................................          $346,000       $4,236,000
   Accrued expenses.....................................................             9,000          530,000
   Current portion of capital lease obligations.........................                            230,000
Total current liabilities...............................................           355,000        4,996,000
Long-term capital lease obligations.....................................                --          477,000
Redeemable Convertible Preferred Stock, 19,593,089 shares authorized:
      Series A Preferred Stock; $.0001 par value; 6,318,017 and
        7,023,645 shares issued and outstanding at March 31, 1998 and
        1999, respectively..............................................         3,917,000        4,355,000           --
      Series B Preferred Stock, $.0001 par value, 11,886,649 shares
        issued and outstanding..........................................                --       24,952,000           --
      Series C Preferred Stock, $.0001 par value, 666,666 shares issued                 --
        and outstanding.................................................                --       19,984,000           --
Commitments and contingencies...........................................
Stockholders' equity:
   Common Stock, $.0001 par value, 150,000,000 shares authorized;
      32,799,276 and 34,535,415 shares issued and outstanding at
      March 31, 1998 and 1999, respectively.............................             3,000            3,000            9,000
   Additional paid-in capital...........................................         1,003,000       45,837,000       95,122,000
   Receivables from stockholders........................................           (30,000)        (138,000)        (138,000)
   Deferred compensation................................................           (53,000)     (38,974,000)     (38,974,000)
   Accumulated deficit..................................................        (2,268,000)     (30,826,000)     (30,826,000)
Total stockholders' equity (deficit)....................................        (1,345,000)     (24,098,000)     $25,193,000
Total liabilities and stockholders' equity (deficit)....................        $2,927,000      $30,666,000


                             See accompanying notes.

                                   eTOYS INC.
                            STATEMENTS OF OPERATIONS


                                                                                         1998               1999
                                                                                         ----               ----
                                                                                           YEARS ENDED MARCH 31,
                                                                                           ---------------------
Net sales........................................................................      $687,000           $29,959,000
Cost of sales....................................................................       568,000            24,246,000
Gross profit.....................................................................       119,000             5,713,000
Operating expenses:
   Marketing and sales...........................................................     1,290,000            20,719,000
   Product development...........................................................       421,000             3,608,000
   General and administrative....................................................       678,000            10,485,000
                                                                                      2,389,000            34,812,000
Operating loss...................................................................    (2,270,000)          (29,099,000)
Other income (expense):
   Interest income...............................................................        18,000               589,000
   Interest expense..............................................................       (15,000)              (47,000)
Loss before provision for income taxes...........................................    (2,267,000)          (28,557,000)
Provision for income taxes.......................................................         1,000                 1,000
Net loss.........................................................................   $(2,268,000)         $(28,558,000)

Basic net loss per equivalent share..............................................        $(0.09)               $(0.85)

Pro forma basic net loss per equivalent share....................................        $(0.08)               $(0.35)

Shares used to compute basic net
loss per equivalent share........................................................    25,129,888            33,427,908

Shares used to compute pro forma basic net loss per equivalent share.............    30,232,902            81,923,187


                             See accompanying notes.

                                   eTOYS INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                       ADDITIONAL    RECEIVABLES
                                                        PAID-IN          FROM          DEFERRED      ACCUMULATED
                                 SHARES      AMOUNT     CAPITAL      STOCKHOLDERS    COMPENSATION      DEFICIT         TOTAL
                                ----------  -------    ----------    ------------    ------------    -----------       -----
                                  COMMON STOCK
                                  ------------
Balance at April 1, 1997.......         --     $--           $--            $--              $--             $--            $--
   Issuance of Common Stock.... 26,569,275   3,000       917,000             --               --              --        920,000
   Restricted stock issued.....  6,080,001      --        30,000        (30,000)              --              --             --
   Exercise of stock options...    150,000      --         1,000             --               --              --          1,000
   Deferred compensation.......         --      --        55,000             --          (55,000)             --             --
   Amortization of deferred
      compensation.............         --      --            --             --            2,000              --          2,000
   Net loss....................         --      --            --             --               --      (2,268,000)    (2,268,000)

Balance at March 31, 1998...... 32,799,276   3,000     1,003,000        (30,000)         (53,000)     (2,268,000)    (1,345,000)
   Restricted stock issued.....    525,000      --        35,000       (140,000)              --              --       (105,000)
   Exercise of stock options...  1,211,139      --        32,000             --               --              --         32,000
   Issuance of warrants........         --      --        32,000             --               --              --         32,000
   Deferred compensation.......         --      --    44,735,000             --      (44,735,000)             --             --
   Amortization of deferred
      compensation.............         --      --            --             --        5,814,000                      5,814,000
   Repayment of receivables
      from stockholders........         --      --            --         32,000               --              --         32,000
   Net loss....................         --      --            --             --               --     (28,558,000)   (28,558,000)
Balance at March 31, 1999...... 34,535,415  $3,000   $45,837,000      $(138,000)    $(38,974,000)   $(30,826,000)  $(24,098,000)



                             See accompanying notes.

                                   eTOYS INC.
                            STATEMENTS OF CASH FLOWS


                                                                                        1998               1999
                                                                                        ----               ----
                                                                                              YEARS ENDED
                                                                                               MARCH 31,
                                                                                               ---------
OPERATING ACTIVITIES:
Net loss........................................................................     $(2,268,000)       $(28,558,000)
Adjustments to reconcile net loss to net cash used in operating activities:
   Noncash interest.............................................................          15,000              70,000
   Nonemployee stock compensation...............................................          33,000                  --
   Amortization of deferred compensation........................................           2,000           5,814,000
   Depreciation.................................................................          18,000             411,000
   Amortization.................................................................              --             319,000
   Loss on disposal of property and equipment...................................              --               6,000
   Changes in operating assets and liabilities:
      Inventories...............................................................        (198,000)         (4,843,000)
      Prepaid expenses and other current assets.................................         (35,000)         (1,542,000)
      Accounts payable..........................................................         297,000           3,890,000
      Accrued expenses..........................................................           9,000             503,000
Net cash used in operations.....................................................      (2,127,000)        (23,930,000)
INVESTING ACTIVITIES:
Capital expenditures for property and equipment.................................        (178,000)         (2,119,000)
Proceeds from sale of property and equipment....................................              --             475,000
Acquisition of Toys.com.........................................................        (270,000)                 --
Other assets....................................................................              --          (1,076,000)
Net cash used in investing activities...........................................        (448,000)         (2,720,000)
FINANCING ACTIVITIES:
Proceeds from bridge loan.......................................................              --           5,000,000
Payments on bridge loan.........................................................              --          (2,238,000)
Proceeds from the issuance of Common Stock......................................         224,000                  --
Exercise of stock options.......................................................           1,000              32,000
Proceeds from the issuance of Redeemable Convertible Preferred Stock............       3,007,000          42,031,000
Proceeds from the issuance of convertible
notes...........................................................................         895,000                  --
Payments on capital leases......................................................              --             (24,000)
Proceeds from receivables from stockholders.....................................              --              32,000
Proceeds from exercise of warrants..............................................              --             438,000
Net cash provided by financing activities.......................................       4,127,000          45,271,000
Net increase in cash and cash equivalents.......................................       1,552,000          18,621,000
Cash and cash equivalents at beginning of period................................              --           1,552,000
Cash and cash equivalents at end of period......................................      $1,552,000         $20,173,000
Supplemental disclosures:
Income taxes paid...............................................................          $1,000              $1,000
Interest paid...................................................................             $--              $9,000


                             See accompanying notes.

                                   eTOYS INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1999

    1.  Significant Accounting Policies

GENERAL

     eToys Inc. (the Company) was incorporated in November 1996 in the state of Delaware. Prior to June 1997, the Company had no operations or activities. In June 1997, initial issuances of Common Stock occurred. The Company launched its Web site in October 1997. The Company is a Web-based retailer focused exclusively on children's products, including toys, video games, software, videos and music.

        The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has incurred significant operating losses since inception of operations and has limited working capital. Management believes that the proceeds raised through the sale of equity securities, in addition to revenue generated from product sales, will support the Company's operations through 1999. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the eventual outcome of this uncertainty.

ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ materially from those estimates.

CASH EQUIVALENTS

     The Company considers those investments which are highly liquid, readily convertible to cash and which mature within three months from the date of purchase as cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost (using the first in-first out method) or market and consist primarily of finished goods.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided using the straight-line method based upon estimated useful lives, which range from three to five years. Leasehold improvements are recorded at cost. Amortization is provided using the straight-line method over the shorter of the term of the related lease or estimated useful lives of the assets.

GOODWILL

    Goodwill represents the excess of the purchase price over the estimated fair market value of net assets acquired in a business combination. Goodwill is amortized on a straight-line basis over three years.

LONG-LIVED ASSETS

    The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

INCOME TAXES

    Income taxes are accounted for under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Shares associated with stock options and the Redeemable Convertible Preferred Stock are not included because they are antidilutive.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Redeemable Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering as if such conversion occurred on April 1, 1997, or at the date of original issuance, if later.

     The following table sets forth the computation of basic and pro forma net loss per share for the periods indicated:


                                                                               1998               1999
                                                                               ----               ----
                                                                               YEARS ENDED DECEMBER 31,
                                                                               ------------------------
Numerator:
   Net loss..........................................................      $(2,268,000)       $(28,558,000)
Denominator:
   Weighted average shares...........................................       25,129,888          33,427,908
   Denominator for basic calculation.................................       25,129,888          33,427,908
   Weighted average effect of pro forma securities:
      Series A Redeemable Convertible Preferred Stock................        5,103,014          19,195,678
      Series B Redeemable Convertible Preferred Stock................               --          29,255,765
      Series C Redeemable Convertible Preferred Stock................               --              43,836
   Denominator for pro forma calculation.............................       30,232,902          81,923,187

Net loss per share:
   Basic.............................................................           $(0.09)            $(0.85)
   Pro forma.........................................................           $(0.08)            $(0.35)


REVENUE RECOGNITION

    The Company recognizes revenue from product sales, net of any discounts, when the products are shipped to customers. Outbound shipping and handling charges are included in net sales. The Company provides an allowance for sales returns in the period of sale, based upon historical experience.

ADVERTISING COSTS

    The Company expenses advertising costs as incurred. For the years ended March 31, 1998 and 1999, the Company incurred advertising costs of $917,000 and $10,745,000, respectively.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation expense under APB No. 25 and make the required pro forma disclosures for compensation (see Note 6).

SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended March 31, 1998:

                  Convertible notes in the amount of $895,000, plus accrued interest of $15,000, were converted into Series A Redeemable Convertible Preferred Stock.

                  The Company expensed approximately $33,000 for services rendered from several vendors in exchange for Common Stock.

                  The Company issued stock in return for notes receivable totaling $30,000 from employees. Such notes have been classified in the equity section of the balance sheet.

                  The Company issued 2,340,000 shares of Common Stock as part of the acquisition of Toys.com. See Note 2.

During the year ended March 31, 1999:

                  The Company financed the purchase of fixed assets under capital leases in the amount $731,000.

                  The Company issued notes receivable for Common Stock and Series B Redeemable Convertible Preferred Stock in the amounts of $35,000 and $105,000, respectively.

                  Convertible notes in the amount of $2,762,000, plus accrued interest of $38,000, were converted into Series B Redeemable Convertible Preferred Stock.

     2. Acquisition of Toys.com In March 1998, the Company acquired certain assets and assumed certain liabilities and obligations of one of its online competitors, Toys.com, including $25,000 in toy inventories and assumed certain advertising liabilities in the amount of $48,000, and the assumption of future contingent advertising contracts. The acquisition was accounted for under the purchase method of accounting and included a cash payment of $270,000 and the issuance of 2,340,000 shares of Common Stock with an estimated deemed fair value of approximately $663,000. Goodwill resulting from the acquisition was $956,000. Subsequent to the acquisition, Toys.com ceased operations as a separate entity.

     3. Income Taxes As a result of the net operating losses, the provision for income taxes consists solely of minimum state taxes. The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:


                                                                             1998         1999
                                                                            ------       ------
                                                                            YEARS ENDED MARCH 31,
                                                                            ---------------------
Statutory federal income tax expense (benefit).......................        (34)%        (34)%
State income tax expense (benefit)...................................         (6)          (6)
Valuation allowance..................................................         40           24
Non-deductible stock compensation....................................         --           15
Non-deductible goodwill amortization.................................         --            1
                                                                              --%          --%

         The components of the deferred tax assets and related valuation allowance at March 31, 1998 and 1999, are as follows:


                                                                            1998                1999
                                                                            ----                ----
                                                                                    MARCH 31,
                                                                                    ---------
Other............................................................              $--              $792,000
Net operating loss carryforwards.................................          914,000             9,731,000
Deferred tax assets..............................................          914,000            10,523,000
Valuation allowance..............................................         (914,000)          (10,523,000)
                                                                               $--                   $--

     Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

     The Company has net operating losses for both federal and state tax purposes of approximately $24,430,000 expiring beginning in the years 2012 for federal and 2005 for state. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

     4. Convertible Notes and Bridge Financing During the year ended March
31, 1998, the Company received $895,000 in proceeds from the issuance of 6.07% convertible notes. The notes were automatically converted into Series A Redeemable Convertible Preferred Stock due to certain conditions as specified within the initial note agreement. As a result of the conversion, the initial proceeds from the convertible notes of $895,000, plus $15,000 of accrued interest, were converted into 1,468,018 shares of Series A Redeemable Convertible Preferred Stock.

     In conjunction with the issuance of the 6.07% convertible notes, the Company issued to the purchasers of the 6.07% convertible notes, 721,757 stock warrants for the purchase of Series A Redeemable Convertible Preferred Stock at $.62 per share. As of March 31, 1999, 705,628 warrants have been exercised. The warrants are immediately exercisable and expire on December 31, 2002, or on the closing date of an initial public offering, if sooner. No value has been allocated to the warrants as the amount is not deemed to be significant.

     On May 6, 1998, the Company entered into a $5,000,000 bridge financing agreement with a group of investors. The bridge financing was in the form of Convertible Subordinated Promissory Notes (the Notes) which were payable on demand after May 6, 1999 accruing interest at a rate of 8% per annum until paid and compounded annually. In July 1998, $2.8 million of the Notes plus interest were converted into 1,331,235 shares of Series B Redeemable Convertible Preferred Stock. The remaining balance of the Notes of $2.2 million plus accrued interest was repaid in cash to the investors in June 1998.

     5.  Capital Structure

COMMON AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On March 19, 1999, the Company amended its Certificate of Incorporation to, among other matters, increase the authorized number of shares of Preferred Stock to 19,593,089.

    In conjunction with this amendment, the Company authorized 666,666 shares of Series C Redeemable Convertible Preferred Stock (Series C). In December 1997, the issuance of Series A Redeemable Convertible Preferred Stock (Series A) resulted in proceeds of $3,007,000, representing 4,849,999 shares issued and outstanding at $0.62 per share. In conjunction with this offering, $895,000 of convertible notes, plus related accrued interest of $15,000, were converted into 1,468,018 shares of Series A (see Note 4). In June 1998, the issuance of Series B resulted in proceeds of $25,000,000 representing 11,886,649 shares issued and outstanding at $2.1032 per share. In March 1999, the Company issued Series C which resulted in proceeds of approximately $20,000,000, representing 666,666 shares issued and outstanding at $30 per share. The following summarizes the Series A, Series B and Series C activity:

                                    SHARES          AMOUNT          SHARES           AMOUNT           SHARES          AMOUNT
                                    ------          ------          ------           ------           ------          ------
                                            SERIES A                        SERIES B                          SERIES C
Balance at April 1, 1997........          --             $--               --              $--             --               $--
Issuance of Series A............   6,318,017       3,917,000               --               --             --                --
Balance at March 31, 1998.......   6,318,017       3,917,000               --               --             --                --
Issuance of Series A............     705,628         438,000               --               --             --                --
Issuance of Series B............          --              --       11,886,649       24,952,000             --                --
Issuance of Series C............          --              --               --               --        666,666        19,984,000
Balance at March 31, 1999.......   7,023,645      $4,355,000       11,886,649      $24,952,000        666,666       $19,984,000


                                   eTOYS INC.

                          NOTES TO FINANCIAL STATEMENTS

5. Capital Structure

         The following table is presented to summarize the Common Stock authorized at March 31, 1999:


                                                                         COMMON
                                                                      SHARES ISSUED
                       DESCRIPTION OF INSTRUMENT                       OR RESERVED
                       -------------------------                      -------------
Common Stock outstanding                                                34,535,415
Series A Redeemable Convertible Preferred Stock                         21,070,935
Series B Redeemable Convertible Preferred Stock                         35,659,947
Series C Redeemable Convertible Preferred Stock                          1,999,998
1997 Employee Incentive Stock Option Plan                               17,400,000
1999 Employee Incentive Stock Option Plan                               21,600,000
1999 Employee Stock Purchase Plan                                          900,000
1999 Directors Stock Option Plan                                           600,000
Preferred and Common Stock warrants                                        209,799
   Common Stock issued or reserved                                     133,976,094
Common Stock available                                                  16,023,906



     Each share of Redeemable Convertible Preferred Stock is convertible, at the stockholder's option, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.62 in the case of Series A, $2.1032 in the case of Series B and $30 in the case of Series C by the Conversion Price, as defined. In the event of a public offering of the Company's equity securities resulting in gross proceeds to the Company of $20 million or greater, all outstanding Redeemable Convertible Preferred Stock will automatically be converted into Common Stock.

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B and Series C are entitled to receive preference to the Common Stock holders to any distribution of any assets of the Company in an amount per share equal to $0.62, $2.1032 and $30 per share, respectively. After the initial distribution of assets, the holders of Series A, Series B and Series C are entitled to participate with the holders of the Common Stock on a pro rata basis until the holders of Series A, Series B and Series C have received an aggregate of $1.86, $6.31 and $90, respectively (as adjusted for any stock splits, stock dividends, recapitalizations, or the like).

     On or at any time after November 26, 2002, subject to the written consent of 662'3% of the then outstanding shares of Series A, Series B and Series C, the Redeemable Convertible Preferred Stock may be redeemed for cash in whole or in part for $0.62, $2.1032 and $30 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) plus all declared but unpaid dividends, for Series A, Series B and Series C, respectively.

     The voting rights of the Series A, Series B and Series C are equal to one vote for each share of Common Stock into which such Redeemable Convertible Preferred Stock may be converted. Each share of Series A, Series B and Series C entitles the holder to receive dividends in cash at an annual rate of $0.043, $0.1472 and $2.40 per share, respectively (as adjusted for any stock splits, stock dividends, recapitalizations, or the like). Dividends are payable quarterly when and if declared by the board of directors and are not cumulative.

RECEIVABLES FROM STOCKHOLDERS

     Receivables from stockholders, totaling $30,000 and $138,000 at March 31, 1998 and 1999, respectively, represent interest bearing notes from certain stockholders issued to finance the purchase of 6,605,001 and 50,000 shares of the Company's Common and Series B, respectively. The notes bear interest rates between 6.0% and 8.0% per year with interest due upon payment of the notes. The notes are payable on different dates ranging from December 1, 1999 to July 27, 2002, or upon termination of employment or transfer of any of the purchased shares.

DEFERRED COMPENSATION

    The Company recorded deferred compensation of $55,000 and $44,735,000 for the years ended March 31, 1998 and 1999, respectively. The amounts recorded represent the difference between the grant price and the deemed fair value of the Company's Common Stock for shares subject to options granted. The amortization of deferred compensation will be charged to operations over the vesting period of the options, which is typically four years. Total amortization recognized was $2,000 and $5,814,000 for the years ended March 31, 1998 and 1999, respectively.

    6. Stock Option Plans In February 1999, the Board of Directors adopted the 1999 Stock Plan, the 1999 Directors' Stock Option Plan and the 1999 Employee Stock Purchase Plan. In March 1999 the stockholders approved these plans. The 1999 Stock Plan provides for 21,600,000 shares of Common Stock to be granted under terms similar to the 1997 Stock Plan. The 1999 Directors' Stock Option Plan reserves a total of 600,000 shares of Common Stock for grants of options to nonemployee directors. The 1999 Employee Stock Purchase Plan reserves a total of 900,000 shares of Common Stock for limited purchases by employees through payroll deductions, with a purchase price equal to 85% of the fair market value of the Common Stock.

    The Company adopted the 1997 Stock Plan, as amended June 1998 (the
Plan), which provides for the granting of options for purchases up to 17,400,000 shares of the Company's Common Stock. Under the terms of the Plan, options may be granted to employees, nonemployees, directors or consultants at prices not less than the fair value at the date of grant. Options granted to nonemployees are recorded at the value of negotiated services received. Options vest over four years, 25% for the first year and ratably over the remaining three years and generally expire ten years from the date of grant.

    The following table summarizes the Company's stock option activity:


                                          NUMBER OF              PRICE           WEIGHTED AVERAGE
                                           SHARES              PER SHARE          EXERCISE PRICE
                                           ------              ---------          --------------
Outstanding at March 31, 1997.....                --
   Granted........................         4,407,000        $0.005 to $0.033          $0.010
   Exercised......................          (150,000)        0.005 to  0.005           0.005
   Canceled.......................                --                                      --
Outstanding at March 31, 1998.....         4,257,000         0.005 to  0.033           0.010
   Granted........................        14,116,650         0.033 to  9.000           1.695
   Exercised......................        (1,736,136)        0.005 to  3.333           0.037
   Canceled.......................        (1,709,838)        0.005 to  3.333           0.053
Outstanding at March 31, 1999.....        14,927,676         0.005 to  9.000           1.595



     Options granted during the years ended March 31, 1998 and 1999 resulted in a total compensation amount of $55,000 and $44,735,000, respectively, and were recorded as deferred compensation in stockholders' equity. The deferred compensation amount will be recognized as compensation expense over the vesting period. During the years ended March 31, 1998 and 1999, such compensation expense amounted to $2,000 and $5,814,000, respectively. Options outstanding at March 31, 1998 and 1999 were exercisable for 321,000 and 535,944 shares of Common Stock, respectively. Common Stock available for future grants at March 31, 1998 and 1999 were 4,165,500 and 22,786,188 shares, respectively.

     Additional information with respect to the outstanding options as of March 31, 1999 is as follows:




                                  NUMBER OF       WEIGHTED AVERAGE     WEIGHTED AVERAGE     NUMBER OF       WEIGHTED AVERAGE
                                    SHARES           EXERCISE             REMAINING         SHARES             EXERCISE
                                    ------             PRICE             CONTRACTUAL        ------               PRICE
                                                       -----                LIFE                                 -----
                                                                            ----
                                                    OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                                    -------------------                         -------------------
RANGE OF EXERCISE PRICES
   $0.005 to $0.033.......         2,773,626           $0.019               8.98            305,994              $0.016
   $0.140 to $0.140.......           702,000            0.014               9.60                 --                  --
   $0.143 to $1.667.......         8,095,500            0.494               9.85             52,500               1.667
   $2.833 to $9.000                3,356,550            5.856              10.14            177,450               2.892
   $0.005 to $9.000.......        14,927,676                                                535,944


     The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                 1998      1999
                                                                 ----      ----
                                                                   YEARS ENDED
                                                                    MARCH 31,
                                                                    ---------
Risk-free interest rates...................................       6.0%     5.14%
Expected lives (in years)..................................          5         4
Dividend yield.............................................         0%        0%
Expected volatility........................................         0%        0%


     The compensation cost associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the years ended March 31, 1998 or 1999.

     7. Commitments and Contingencies

LEASES

    The Company leases its office and warehouse facilities under long-term noncancelable operating leases. For the years ended March 31, 1998 and 1999, total rent expense incurred related to these leases amounted to $52,000 and $636,000, respectively.

      At March 31, 1999, future lease commitments under these agreements were as follows:

                                                                             CAPITAL
                                                       OPERATING LEASES       LEASES
                                                       ----------------      -------
2000.................................................        $2,404,000      $273,000
2001.................................................         3,040,000       273,000
2002.................................................         3,101,000       246,000
2003.................................................         3,916,000            --
2004.................................................         1,294,000            --
Thereafter...........................................           431,000            --
                                                             14,186,000       792,000
Less amounts representing interest...................                --       (85,000)
                                                            $14,186,000      $707,000


EQUIPMENT FINANCING ARRANGEMENT

    During December 1998, the Company entered into a line of credit arrangement with a leasing institution that provides for sale and leaseback transactions of capital equipment up to a maximum of $2,000,000. Under this agreement, $1,344,000 was available for future financing transactions at March 31, 1999. In addition, the agreement provides the leasing institution warrants, with value equal to approximately $112,000 with the number of shares to be determined pursuant to a formula, as defined, at the time of issuance. Such warrants were issued on January 31, 1999.

ADVERTISING COMMITMENTS

    During 1998 and the first part of 1999, the Company entered into a number of commitments for online, print and broadcast advertising. At March 31, 1999, the advertising commitments amounted to approximately $8,828,000 to be incurred through March 2000.

PURCHASE COMMITMENTS

    At March 31, 1999, the Company had approximately $30.5 million in outstanding orders with certain suppliers for the purchase of inventory. Such purchase commitments are expected to be fulfilled from April to December 1999.

LEGAL MATTERS

    The Company is involved in litigation and other legal matters which have arisen in the normal course of business. Although the ultimate outcome of these matters is not currently determinable, management does not expect that they will have a material adverse effect on the Company's financial position, results of operations or cash flows.

     8. Initial Public Offering and Stock Split

    In February 1999, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its Common Stock to the public. Upon completion of the Company's initial public offering, the Series A, Series B and Series C Redeemable Convertible Preferred Stock will convert into 58,730,880 shares of Common Stock. Unaudited pro forma stockholders' equity reflects the assumed conversion of the Redeemable Convertible Preferred Stock as of March 31, 1999.

     In March 1999, the Company's Board of Directors declared a stock split of 3 shares for every 1 share of Common Stock then outstanding. The stock split will become effective at the date the Company's public offering of Common Stock is closed. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock split. The par value of the shares of Common Stock to be issued in connection with the stock split was credited to Common Stock and a like amount charged to additional paid-in capital.

     9. Subsequent Event In April 1999, the Company entered into a merger agreement with BabyCenter. In connection with this proposed merger, an aggregate of 18,720,000 shares of the Company's Common Stock will be issued and reserved for issuance upon the exercise of assumed BabyCenter options included in the proposed merger.

     In addition, in May 1999, the Company increased the number of shares eligible to be granted under the 1999 Stock Plan to 24,800,000 and the number of shares available for purchase under the 1999 Employee Stock Purchase Plan to 1,000,000.